                                                                   EXHIBIT 10.12

-------------------------------------------------------------------------------
                          IBM GLOBAL SERVICES NATIONAL
                                    AGREEMENT
                                     BETWEEN
      ALLIED HOLDINGS, INC. AND INTERNATIONAL BUSINESS MACHINES CORPORATION
-------------------------------------------------------------------------------

This IBM Global Services National Agreement, dated as of April 1, 2001 (the "Effective Date") is between the Parties set forth below.

This Agreement is written and was negotiated in English, is the complete and exclusive agreement between the Parties regarding the subject matter of this Agreement, and replaces any prior oral or written communications between the Parties with respect to the subject matter of this Agreement.

By signing below, the Parties agree to be bound by the terms of this Agreement.




Agreed to:                                                   Agreed to:


-----------------------------------------------------        --------------------------------------------------------
Allied Holdings, Inc.                                        International Business Machines Corporation


By:                                                          By:


----------------------------------------------------         --------------------------------------------------------
Authorized Signature                                         Authorized Signature


----------------------------------------------------         --------------------------------------------------------
Name and Title                                               Name and Title
ROBERT J. RUTLAND                                            JAMES H. KEEGAN
CHAIRMAN OF THE BOARD AND CHIEF EXECUTIVE OFFICER            VICE PRESIDENT, TRAVEL AND TRANSPORTATION INDUSTRY



Address                                                      Address
160 Clairemont Ave.                                          3200 Windy Hill Road
Decatur, Georgia 30030                                       Atlanta, Georgia 30339

                    AGREEMENT BETWEEN ALLIED HOLDINGS AND IBM
                         TABLE OF CONTENTS AND SCHEDULES

This Agreement includes the following Sections and Schedules:

SECTION               TITLE                                  PAGE #
-------               -----                                  ------
1.0        DEFINITIONS.....................................      4
2.0        TERM............................................      7
3.0        CONFLICTS.......................................      7
4.0        MANAGEMENT OF THIS AGREEMENT....................      8
      4.1    Project Executives............................      8
      4.2    Joint Advisory Committee......................      8
      4.3    Dispute Resolution............................      8
      4.4    Personnel.....................................      9
      4.5    Procedures Manual.............................     10
      4.6    Change........................................     10
      4.7    Reports.......................................     10
      4.8    Meetings......................................     11
5.0        SERVICES........................................     11
      5.1    Description of Services.......................     11
      5.2    Transition of Services........................     11
      5.3    Software......................................     11
      5.4    Machines......................................     11
      5.5    Acquired Assets...............................     12
      5.6    Contracts.....................................     12
      5.7    Required Consents.............................     12
      5.8    Efficient Use of Resources....................     12
      5.9    Adjustment of Service Levels..................     13
6.0        CHARGES, CREDITS, AND PAYMENTS..................     13
      6.1    Charges.......................................     13
      6.2    Credits.......................................     13
      6.3    Payments......................................     14
      6.4    New Services..................................     14
      6.5    Taxes.........................................     15
7.0        RENEWAL AND TERMINATION.........................     15
      7.1    Renewal.......................................     15
      7.2    Termination for Convenience...................     16
      7.3    Termination for Cause.........................     16
      7.4    Temporary Extension of Services...............     16
      7.5    Transfer Assistance...........................     17
      7.6    Other Rights Upon Expiration or Termination...     17
8.0        CONFIDENTIAL INFORMATION........................     18
9.0        INTELLECTUAL PROPERTY RIGHTS....................     20
10.0       INDEMNIFICATION.................................     21
11.0       LIMITATION OF LIABILITY.........................     23
12.0       WARRANTY........................................     25
13.0       GENERAL.........................................     26
      13.1   Assignment and Binding Nature.................     26
      13.2   Audits........................................     26
      13.3   Data Privacy..................................     27
      13.4   Environmental.................................     28
      13.5   Facilities....................................     28
      13.6   Force Majeure.................................     29
      13.7   Freedom of Action.............................     29
      13.8   Geographic Scope of Services..................     30
      13.9   Governing Law And Jurisdiction................     30
      13.10  Interpretation................................     30
      13.11  Joint Verification............................     30
      13.12  Limitations Period............................     30
      13.13  Modifications.................................     30
      13.14  Notifications and Approvals...................     31
      13.15  Publicity.....................................     33
      13.16  Relationship..................................     33
      13.17  Remarketing...................................     34
      13.18  Risk of Loss..................................     34
      13.19  Services Recipients...........................     34
      13.20  Severability..................................     34
      13.21  Survival......................................     34
      13.22  Third Party Beneficiaries.....................     34
      13.23  Waiver........................................     34

-------------------------------------------------------
                      SCHEDULES
-------------------------------------------------------
SCHEDULE       TITLE
-------------------------------------------------------
A              Services
               Part 1: Support Services
               Part 2: Mainframe Services
               Part 3: Disaster Recovery Services
               Part 4: Data Network Services
               Part 5: Security
-------------------------------------------------------
B              Service Levels
-------------------------------------------------------
C              Charges
-------------------------------------------------------
D              Transition
-------------------------------------------------------
E              Projects
-------------------------------------------------------
F              Software
-------------------------------------------------------
G              Machines
-------------------------------------------------------
H              Standards
-------------------------------------------------------
I              Facilities
-------------------------------------------------------
J              Contracts
-------------------------------------------------------
K              Services Recipients
-------------------------------------------------------
L              Employees
-------------------------------------------------------
M              Acquired Assets
-------------------------------------------------------
N              Trade Secrets
-------------------------------------------------------

--------------------------------------------------------------------------------
1.0      DEFINITIONS

The following terms have the meanings set forth below. Capitalized terms used but not defined in this Agreement have the respective meanings provided in
Section 2.0 (Definitions) of each of the Schedules.

A. ACQUIRED ASSETS means those machines, equipment and other goods, attachments, features and accessories listed in Schedule M (Acquired Assets).

B. ADDITIONAL RESOURCE CHARGE or ARC means the charge, as set forth in Schedule C (Charges), to Allied Holdings if Allied Holdings' usage of Resource Units is above the applicable Baseline.

C. AFFECTED EMPLOYEES means the individuals listed in Exhibit L-1 (Affected Employees) of Schedule L (Employees).

D. AFFILIATE means any entity controlling, controlled by, or under common control with IBM or Allied Holdings. The term "Control" and its correlative meanings, "controlling," "controlled by" and "under common control with," mean the legal, beneficial or equitable ownership, directly or indirectly, of more than fifty percent of the aggregate of all voting equity interests in an entity.

E. AGREEMENT means this IBM Global Services National Agreement, dated as of the Effective Date, between Allied Holdings and IBM and its Attachments, all of which are incorporated herein by reference.

F.       ALLIED HOLDINGS means Allied Holdings, Inc.

G. ALLIED HOLDINGS PERSONAL DATA means any information relating to an identifiable individual (PERSONAL DATA) that IBM processes on behalf of Allied Holdings in performing the Services. Allied Holdings Personal Data excludes Personal Data:

         1. processed by IBM for any reason other than IBM's performance of the Services;

         2. processed by IBM because of its relationship with its customers (including Allied Holdings and its Affiliates) generally; or

         3. relating to employees of IBM, its Affiliates, and their Subcontractors.

H. ALLIED HOLDINGS-PROVIDED PRODUCT means any equipment, system, program, product, or business process provided to IBM by Allied Holdings under this Agreement or used by Allied Holdings in conjunction with the Services.

I. ALLIED HOLDINGS REGULATORY REQUIREMENTS means the laws applicable to Allied Holdings.

J. ANNUAL SERVICES CHARGE or ASC means the recurring fixed charge to Allied Holdings for the Services and includes the quantity of Resource Units set forth in the Baselines.

K. APPLICATIONS SOFTWARE means the programs, including all supporting documentation, source code, and media that are listed as Applications Software in Schedule F, Section 4.0 (Allied Holdings Provided Applications Software).

L. ARC INVOICE has the meaning set forth in Section 6.1 (Charges) of this Agreement.

M. ASC INVOICE has the meaning set forth in Section 6.1 (Charges) of this Agreement.

N.       ATTACHMENTS means the Schedules and Exhibits, collectively.

O. BASELINE means the quantity of Resource Units included in the ASC, as set forth in Schedule C (Charges).

P. BREACHING PARTY has the meaning set forth in Section 7.3 (Termination for Cause) of this Agreement.

Q. CONFIDENTIAL INFORMATION has the meaning set forth in Section 8.0 (Confidential Information) of this Agreement.

R.       CONTRACTS means the ICC leases listed in Schedule J (Contracts).

S. CRITICAL SUCCESS FACTORS RESULTS means the report produced by Allied Holdings that will be used to document the level of System Availability Allied Holdings has achieved in the six months prior to the Effective Date.

T. DEFENSE has the meaning set forth in Section 10.0 (Indemnification) of this Agreement.

U. DEFENSE COSTS means reasonable attorneys' fees, court costs and costs of investigation incurred by the Indemnified Party in connection with defending a claim subject to indemnification under Section 10.0 (Indemnification) of this Agreement.

V. DERIVATIVE WORK means a work based on one or more preexisting works, including a condensation, transformation, translation, modification, expansion, or adaptation, that, if prepared without authorization of the owner of the copyright of such preexisting work, would constitute a copyright infringement under applicable law.

W. DISCLOSER has the meaning set forth in Section 8.0 (Confidential Information) of this Agreement.

X. DISPUTE RESOLUTION PROCESS has the meaning set forth in Section 4.3 (Dispute Resolution) of this Agreement.

Y. ECONOMIC CHANGE ADJUSTMENT has the meaning set forth in Section 4.0 of Schedule C (Charges) of this Agreement.

Z. EFFECTIVE DATE means 0000 hours Eastern Standard Time on the date specified in the Preamble to this Agreement.

AA. EXHIBIT means an exhibit expressly referenced in and attached to a Schedule.

BB.      EXPIRATION DATE means 2359 hours Eastern Standard Time on March 31,
         2006.

CC. EXTENSION PERIOD has the meaning set forth in Section 7.0 (Renewal and Termination) of this Agreement.

DD.      FACILITIES means any location:

         1. owned, leased, rented, or used by Allied Holdings that IBM may use in providing the Services; and

         2.       that is listed in Schedule I (Facilities).

EE. FORCE MAJEURE EVENT has the meaning set forth in Section 13.6 (Force Majeure) of this Agreement.

FF. HAZARDOUS MATERIAL means any substance or material classified or considered hazardous or toxic under applicable law.

GG. HIRED EMPLOYEES means the Affected Employees hired by IBM or its Subcontractors pursuant to Schedule L.

HH.      IBM means International Business Machines Corporation.

II. IBM PRODUCTS means hardware and software and other products provided by IBM or its Affiliates to Allied Holdings or used by IBM in performing the Services.

JJ.      IBM REGULATORY REQUIREMENTS means the laws applicable to IBM.

KK. INDEMNIFIED PARTY has the meaning set forth in Section 10.0 (Indemnification) of this Agreement.

LL. INDEMNIFYING PARTY has the meaning set forth in Section 10.0 (Indemnification) of this Agreement.

MM. JOINT ADVISORY COMMITTEE has the meaning set forth in Section 4.2 (Joint Advisory Committee) of this Agreement.

NN. JOINT VERIFICATION PERIOD has the meaning set forth in Section 13.11 (Joint Verification) of this Agreement.

OO. MATERIALS means expressions of literary works or other works of authorship (such as programs, program listings, programming tools, documentation, reports, drawings and similar works) that are developed by IBM, or jointly by IBM and Allied Holdings, under this Agreement, delivered by IBM to Allied Holdings as part of the Services, and are not available under vendor software license agreements (including license agreements for IBM Products). Materials do not include the underlying literary works or other works of authorship upon which such Materials are based.

PP. NEW SERVICES has the meaning set forth in Section 6.4 (New Services) of this Agreement.

QQ. NONBREACHING PARTY has the meaning set forth in Section 7.0 (Renewal and Termination) of this Agreement.

RR. NONPERFORMING PARTY has the meaning set forth in Section 13.6 (Force Majeure) of this Agreement.

SS. OTHER PRODUCTS has the meaning set forth in Section 12.0 (Warranty) of this Agreement.

TT. OWNER has the meaning set forth in Section 9.0 (Intellectual Property Rights) of this Agreement.

UU.      PARTY means either IBM or Allied Holdings, alternatively.

VV.      PARTIES means IBM and Allied Holdings, collectively.

WW. PAYABLE DATE has the meaning set forth in Section 6.3 (Payments) of this Agreement.

XX. PROCEDURES MANUAL means the manual (electronic or hard copy) describing the operating processes and procedures governing the performance of the Services. The Procedures Manual is Type II Materials.

YY. PROJECT EXECUTIVE has the meaning set forth in Section 4.1 (Project Executives) of this Agreement.

ZZ. RECIPIENT has the meaning set forth in Section 8.0 (Confidential Information) of this Agreement.

AAA REDUCED RESOURCE CREDIT or RRC means the credit, as set forth in Schedule C (Charges), to Allied Holdings if Allied Holdings' usage of a Resource Unit is less than the applicable Baseline.

BBB REQUEST FOR NEW SERVICES has the meaning set forth in Section 6.4 (New Services) of this Agreement.

CCC REQUIRED CONSENTS means any consents or approvals required to give IBM, its Affiliates and their Subcontractors the right or license to use as necessary, any services, products, programs, materials, information, or facilities that IBM may use or access in providing the Services under this Agreement as more fully described in Section 5.7 (Required Consents).

DDD RESIDUAL INFORMATION has the meaning set forth in Section 8.0 (Confidential Information) of this Agreement.

EEE RESOURCE UNIT or RU means a unit of resource for which IBM and Allied Holdings have established a Baseline, as set forth in Schedule C (Charges).

FFF SCHEDULES means the Schedules expressly referenced in and attached to this Agreement. A Schedule includes the Exhibits expressly referenced in and attached to that Schedule.

GGG SERVICES means the services and functions provided by IBM to Allied Holdings and the Services Recipients pursuant to this Agreement, as more fully described in Schedule A (Services).

HHH SERVICE LEVELS means the applicable service delivery criteria, performance standards and specifications established for the Services, as set forth in Schedule B (Service Levels).

III SERVICES MACHINES means machines that are owned, leased, or rented by IBM and used by IBM to provide the Services. Services Machines located at the Facilities are listed as Services Machines in Schedule G (Machines).

JJJ SERVICES RECIPIENTS means the entities receiving Services at Allied Holdings' request and listed in Schedule K (Services Recipients) as of the Effective Date or as it may be updated from time to time by Allied Holdings.

KKK SOFTWARE means Applications Software and Systems Software, collectively.

LLL SUBCONTRACTORS means contractors, vendors, agents, and consultants selected and retained by IBM or Allied Holdings, respectively.

MMM SYSTEMS SOFTWARE means the programs, including all source code (if applicable), supporting documentation and media that are listed as Systems Software in Schedule F, Section 2.0 (Allied Holdings Provided Systems Software, and Schedule F, Section 3.0 (IBM Provided Systems Software)

NNN      TEMPORARY EXTENSION OF SERVICES has the meaning set forth in Section
         7.0 (Renewal and Termination) of this Agreement.

OOO      TERM has the meaning set forth in Section 2.0 (Term) of this Agreement.

PPP      TERMINATION CHARGES has the meaning set forth in Schedule C (Charges).

QQQ THIRD PARTY and THIRD PARTIES means any entity or person other than IBM and Allied Holdings and their respective Affiliates, directors, officers, and employees.

RRR      TRADE SECRETS has the meaning set forth in Section 8.0(c).

SSS TRANSFER ASSISTANCE has the meaning set forth in Section 7.0 (Renewal and Termination) of this Agreement.

TTT TRANSFER ASSISTANCE PERIOD has the meaning set forth in Section 7.0 (Renewal and Termination) of this Agreement.

UUU TRANSITION has the meaning set forth in Section 5.2 (Transition of Services) of this Agreement.

VVV TRANSITION PERIOD has the meaning set forth in Section 5.2 (Transition of Services) of this Agreement.

WWW TRANSITION PLAN has the meaning set forth in Section 5.2 (Transition of Services) of this Agreement.

XXX TYPE I MATERIALS has the meaning set forth in Section 9.0 (Intellectual Property Rights) of this Agreement.

YYY TYPE II MATERIALS has the meaning set forth in Section 9.0 (Intellectual Property Rights) of this Agreement.

--------------------------------------------------------------------------------
2.0      TERM

This Agreement begins on the Effective Date and expires on the Expiration Date, except as earlier terminated or extended in accordance with the terms of this Agreement. The period this Agreement is in effect is referred to herein as the "Term".

--------------------------------------------------------------------------------
3.0      CONFLICTS

If there is a conflict among the terms in the various documents within and constituting this Agreement:

a. to the extent the conflicting provisions can reasonably be interpreted so that such provisions are consistent with each other, such consistent interpretation will prevail; and

b. to the extent Section 3.0 (a) does not apply, the following order of precedence will prevail:

         1. an Exhibit will prevail over a conflicting term in the Schedule to which it is an exhibit; and

         2. the Schedules will prevail over a conflicting term in the main body of this Agreement.

--------------------------------------------------------------------------------
4.0      MANAGEMENT OF THIS AGREEMENT

4.1      PROJECT EXECUTIVES

a. IBM and Allied Holdings will each appoint an individual (collectively, the PROJECT EXECUTIVES) who has the authority to represent and bind IBM and Allied Holdings, respectively, in connection with all aspects of this Agreement.

b. Before assigning an individual as a Project Executive, initially and subsequently, IBM and Allied Holdings will:

         1.       introduce the individual to the other;

         2. consistent with its personnel practices and subject to applicable law, provide the other with any information reasonably requested regarding the individual; and

         3. discuss any reasonable objections the other may have to such assignment.

c. IBM and Allied Holdings will provide each other with at least 30 days' notice before assigning a new Project Executive, unless the Project
         Executive:

         1.       resigns from employment;

         2.       is dismissed by his employer;

         3. fails, in the employer's absolute discretion, to perform his obligations; or

         4.       is unable to work.

d. Notwithstanding the foregoing provisions of this Section 4.0, Allied Holdings reserves the right, in its reasonable discretion, to approve any Project Executive or replacement Project Executive appointed by IBM and to reasonably require the removal of any Project Executive or other personnel upon at least 10 days notice to IBM.

4.2      JOINT ADVISORY COMMITTEE

a. IBM and Allied Holdings will create a committee (the JOINT ADVISORY COMMITTEE) consisting of three authorized representatives from Allied Holdings and its Affiliates and three authorized representatives from IBM and its Affiliates to oversee the management of this Agreement. Each Party's initial representatives to the Joint Advisory Committee will be appointed within thirty (30) days of the Effective Date. Each Party may remove and/or replace any of its representatives to the Joint Advisory Committee upon ten (10) days notice to the other Party.

b.       The Joint Advisory Committee will:

         1. conduct annual reviews of the operating and strategic plans prepared by the Project Executives;

         2. upon IBM's or Allied Holdings' request, assist in resolving any issues arising during the negotiation of an amendment to this Agreement; and

         3.       participate in the Dispute Resolution Process.

4.3      DISPUTE RESOLUTION

a. If Allied Holdings and IBM have a dispute arising out of this Agreement, Allied Holdings and IBM will follow the dispute resolution process described in this Section (the DISPUTE RESOLUTION PROCESS). Notwithstanding the foregoing, each Party reserves the right without instituting the Dispute Resolution Process to bring an action in any court of competent jurisdiction for injunctive or similar equitable relief to the extent permitted by applicable law.

b.       Procedure

         1.       Project Executives

                  A dispute under this Agreement initially will be referred in writing to the Project Executives.

         2. Joint Advisory Committee If the Project Executives are unable to resolve the dispute within ten business days of their receipt of the written referral to the Project Executives, the dispute will be referred in writing to the Joint Advisory Committee.

         3.       Lead Executives

                  If the Joint Advisory Committee is unable to resolve the dispute within 15 business days of its receipt of the written referral to the Joint Advisory Committee, the dispute will be referred in writing to the Sr. Vice President Information Technology of Allied Holdings and the Vice President for the Travel and Transportation Industry for IBM Global Services for their review and resolution.

         4. Allied Holdings and IBM will exercise reasonable, good faith efforts to resolve the dispute throughout the Dispute Resolution Process.

c. Except as expressly provided herein, IBM and Allied Holdings may not initiate formal proceedings for the resolution of such dispute until the earlier of:

         1. the lead executives' joint written conclusion that amicable resolution through continued negotiation is unlikely;

         2. 30 days after the written referral to such lead executives was made; or

         3. 30 days before the limitations period governing any such cause of action relating to such dispute would expire.

d.       IBM and Allied Holdings:

         1. expressly waive any right to a trial by jury in any proceeding directly or indirectly arising under this Agreement;

         2. agree that in any proceeding for breach of this Agreement, the losing party shall pay the reasonable attorney fees of the prevailing party;

         3. agree that written or oral statements or offers of settlement made in the course of the Dispute Resolution Process set forth in this Section:

                  (a)      will be Confidential Information,

                  (b) will not be offered into evidence, disclosed, or used for any purpose other than the Dispute Resolution Process, and

                  (c)      will not constitute an admission or waiver of rights.

e.       Continued Performance

         Except where clearly prevented by the nature of the dispute or in the event of Allied Holdings' nonpayment of any amounts due and owing to IBM (other than amounts disputed by Allied Holdings in good faith pursuant to Section 6.3(c), IBM and Allied Holdings agree to continue performing their respective obligations under this Agreement while a dispute is being resolved.

4.4      PERSONNEL

a. IBM will comply with Allied Holdings' reasonable rules and regulations communicated in writing to IBM regarding personal and professional conduct while at the Facilities.

b. IBM and Allied Holdings will each be responsible for the management, direction, control, supervision, and compensation of its own employees.

c. The Services will be provided under the management, direction, control, and supervision of IBM under this Agreement in accordance with the terms and conditions hereof. IBM may choose in its reasonable discretion to perform its responsibilities under this Agreement through its Affiliates or Subcontractors, provided that (i) such Affiliates or Subcontractors are not competitors of Allied Holdings in the business of providing logistics, transportation or vehicle distribution services, (ii) IBM will not be relieved of its obligations under this Agreement by the use of such Affiliates or Subcontractors, and (iii) IBM agrees to give Allied Holdings at least fifteen (15) days' prior notice before using any such Affiliate or Subcontractor. Allied Holdings shall have the right to discuss with IBM any objections or concerns it may have concerning any such Affiliate or Contractor.

d. If Allied Holdings reasonably determines that it is not in Allied Holdings' best interests for an employee of IBM, IBM's Affiliates or their Subcontractors to continue performing the Services, Allied Holdings will provide IBM with a written notice and explanation for Allied Holdings' request that IBM remove such employee from providing Services. Promptly after receiving such notice and explanation, IBM will investigate the matter and take appropriate action, which will include the removal of such employee if Allied Holdings reasonably insists.

4.5      PROCEDURES MANUAL

a. Prior to the earlier of two months after the Effective Date or the date on which the mainframe is removed from the Facilities, IBM will provide Allied Holdings with a draft of the Procedures Manual which Procedures Manual shall be acceptable to Allied Holdings in its reasonable discretion. IBM will incorporate in the Procedures Manual any reasonable comments proposed by Allied Holdings.

b. Within two months after the mainframe has been removed from the Facilities, IBM will provide Allied Holdings with the revised Procedures Manual. IBM will periodically update the Procedures Manual to reflect changes in the operations or procedures mutually agreed to by the Parties.

c. IBM will provide Allied Holdings access to the Procedures Manual during the Term for Allied Holdings' use, review, and comment and Allied Holdings shall have the right to keep for internal use the Procedures Manual following termination of this Agreement for any reason. Allied Holdings' internal use includes provision of service to Services Recipients.

4.6      CHANGE

a.       Except for changes made by IBM on an emergency basis, IBM will:

         1. obtain Allied Holdings' approval before making any unplanned changes;

         2. schedule change activities with the goal of minimizing unreasonable interruptions to Allied Holdings' business operations; and

         3.       prepare a monthly schedule of planned and ongoing changes.

b.       With respect to changes:

         1. IBM will provide Allied Holdings with prompt notice of such changes (along with an initial assessment of the impact of such changes) and follow up with documentation of such changes within five business days after such change was made.

4.7      REPORTS

a. During the sixty (60) days following the Effective Date, IBM will provide Allied Holdings with the periodic reports pertaining to the Services that Allied Holdings was providing immediately prior to the Effective Date and will provide Allied Holdings with drafts of the forms for the periodic standard reports IBM will provide Allied Holdings during the Term, which reports shall be acceptable to Allied Holdings in its reasonable discretion.

b. Within sixty (60) days thereafter, IBM will begin providing Allied Holdings with such reports, that will include:

         1. a monthly performance report documenting IBM's performance with respect to the Service Levels;

         2. a monthly report of the ongoing and planned changes to machines, hardware, software, systems, and other changes performed during the previous month; and

         3. a monthly report summarizing Allied Holdings' usage of Resource Units.

c. Following the Effective Date, IBM will provide Allied Holdings with those certain periodic performance reports set forth in Schedule A,
         Part 2, Section 10.

4.8      MEETINGS

a. As of the Effective Date, Allied Holdings and IBM will commence periodic meetings between Allied Holdings and IBM, which meetings will include, without limitation:

         1. a weekly operations meeting to discuss daily performance and planned or anticipated activities and changes;

         2. a monthly management meeting to review the monthly reports and other matters as appropriate; and

         3. a quarterly senior management meeting to review appropriate contractual, business, planning, or performance issues.

b. IBM will publish an agenda for each meeting sufficiently in advance to allow meeting participants a reasonable opportunity to prepare, which agenda shall be mutually agreeable to the Parties.

--------------------------------------------------------------------------------
5.0      SERVICES

5.1      DESCRIPTION OF SERVICES

IBM will provide the Services as set forth in this Agreement. Allied Holdings will perform, at no charge to IBM, its obligations set forth in this Agreement except as expressly set forth in this Agreement.

5.2      TRANSITION OF SERVICES

a. There will be a six-month transition period (the TRANSITION PERIOD) beginning on the Effective Date. During the Transition Period, IBM will migrate the services being performed by or for Allied Holdings and the Services Recipients to Services performed by IBM (the TRANSITION). The Transition Period may be extended upon IBM's and Allied Holdings' mutual agreement.

b. During the initial 90 days of the Transition Period, Allied Holdings and IBM will agree to a written plan (the TRANSITION PLAN) for the Transition. Allied Holdings will cooperate with IBM in accomplishing all aspects of the Transition, including providing the resources necessary to perform Allied Holdings' responsibilities in the Transition during the Transition Period.

c. During the Transition Period, IBM will be responsible for providing the Services at a level of Systems Availability equal to that which Allied Holdings had been achieving in the six months prior to the Effective Date as documented by Critical Success Factors Results.

5.3      SOFTWARE

With respect to the Software used by IBM to provide the Services:

a. Allied Holdings represents and warrants that, during the Term, Allied Holdings has the right to access and use such Software in the manner in which it was using such Software as of the Effective Date.

b. Subject to the prior obtainment of any Required Consents, Allied Holdings hereby grants to IBM, for IBM's provision of the Services, the same rights to use such Software that Allied Holdings has with respect to such Software.

c. Each Party will adhere to the terms set forth in the licenses for the Software (Schedule F), such as the terms governing use and confidentiality; and

d. Allied Holdings hereby authorizes IBM to administer the Software (Schedule F) for which it has obtained Required Consents and will promptly notify all appropriate vendors of such authorization.

5.4      MACHINES

a.       Services Machines

         IBM retains all right, title and interest in and to all Services Machines, subject to Section 7.6 (Other Rights Upon Expiration or Termination) of this Agreement. IBM represents and warrants that IBM is either the owner of the Services Machines or is authorized by its owner to include it under this Agreement and use it in the performance of the Services.

b.       Additional or Replacement Machines

         Additional or replacement Machines, including upgrades, may be added by IBM as IBM determines necessary to perform the Services in accordance with the Baselines and Service Levels. In the event such additional or replacement machines will have leases that will extend beyond the Expiration Date, Allied Holdings will have the right to approve such Machines prior to installation. When IBM's ability to meet the Service Levels is dependent on the installation of such Machines, and Allied Holdings' withholds its approval, IBM will be relieved of its obligation to pay Service Levels Credits to the extent the Service Levels are affected. Financial responsibility for additional or replacement Machines is set forth in Schedule C (Charges).

5.5      ACQUIRED ASSETS

a. On the Effective Date, IBM will purchase the Acquired Assets for the price set forth in the bill of sale, and Allied Holdings will deliver to IBM the signed bill of sale transferring title to IBM in the Acquired Assets. The bill of sale is attached to Schedule M (Acquired Assets). The Acquired Assets are being transferred by Allied Holdings "AS IS, WHERE IS, WITH ALL FAULTS".

5.6      CONTRACTS

IBM will assume all obligations of Allied Holdings on and following the Effective Date for the Contracts as stated in Schedule J, Section 2 (Contracts). All obligations with respect to the Contracts accruing, or attributable to periods, prior to the Effective Date will be the responsibility of Allied Holdings.

5.7      REQUIRED CONSENTS

a. Allied Holdings will use its commercially reasonable efforts to obtain and provide to IBM, with IBM's reasonable assistance, all Required Consents.

b. IBM will pay any vendor fees required to obtain Required Consents for the Systems Software identified in Schedule F, Section 3 (IBM Systems Software) as being IBM's financial responsibility. Allied Holdings will be responsible for any vendor fees required to obtain all other Required Consents.

c. If any Required Consent is not obtained, Allied Holdings and IBM will cooperate with each other in achieving a reasonable alternative arrangement for IBM to continue to perform the Services with as minimal interference to Allied Holdings' business operations as is reasonable until such Required Consent is obtained.

5.8      EFFICIENT USE OF RESOURCES

a. IBM shall take commercially reasonable actions to efficiently use all resources used in the performance of the Services pursuant to this Agreement including, but not limited to:

         1. making schedule adjustments (consistent with Allied Holdings' priorities and schedule for Services and IBM's obligations to meet the Service Levels); and

         2.       tuning or optimizing the systems used to perform the Services.

b. IBM agrees to take commercially reasonable actions, to the extent it does not increase IBM's costs, to provide the Services to Allied Holdings at a technological level that will enable Allied Holdings, without an increase in charges, to take advantage of technological advancements related to the Services without creating New Services. In the event the Parties cannot agree whether an action constitutes part of the Services or New Services, the dispute shall be resolved in accordance with the Dispute Resolution Process. If IBM believes that any action in implementing a technological advancement would benefit Allied Holdings, but could result in an increase in price or in IBM not meeting the

         Service Levels, the Parties shall mutually agree upon the action to be taken or agree to change the Service Levels.

5.9      ADJUSTMENT OF SERVICE LEVELS

a. The Parties anticipate that IBM will continuously improve upon the accuracy, quality, completeness and responsiveness of the Services throughout the Term through the implementation of new technology and personnel training. Consequently the Parties anticipate that the Service Levels will be refined from time to time. IBM's objective will be to achieve best industry practices in the delivery of Services.

--------------------------------------------------------------------------------
6.0      CHARGES, CREDITS, AND PAYMENTS

6.1 CHARGES

As set forth in Schedule C (Charges):

a.       Annual Services Charge

         IBM will invoice Allied Holdings each month of the Term, for the current month and beginning on the Effective Date, for the Annual Services Charge, prorated in equal monthly payments (the ASC INVOICE).

b.       Additional Resource Charges

         IBM will invoice Allied Holdings each month during the remainder of the Term, beginning within 30 days after the Transition Period, for the ARCs, if any, applicable for the prior month (the ARC INVOICE).

c.       Economic Change Adjustment

         IBM will invoice Allied Holdings for the Economic Change Adjustment.

d.       Termination Charges

         If Allied Holdings elects to terminate this Agreement for its convenience, as set forth in Section 7.2 (Termination for Convenience) of this Agreement, IBM will invoice Allied Holdings for the Termination Charges and other termination fees, if any, set forth in Schedule C (Charges).

e.       Other Charges

         1. IBM will invoice Allied Holdings for New Services, applicable taxes (other than taxes based on IBM's taxable income), and any other agreed upon charges.

6.2      CREDITS

a.       Reduced Resource Credits

         IBM will provide Allied Holdings with a credit against either the ARC Invoice or the ASC Invoice for each month of the Term beginning within 30 days after the Transition Period for the RRCs, if any, applicable for the prior month.

b.       Acquired Assets Credit

         IBM will provide Allied Holdings with a credit against the ASC Invoice in an amount equal to the purchase price of the Acquired Assets, as set forth in the bill of sale, prorated in one monthly credit against the first ASC Invoice within 30 days after the Effective Date.

c.       Prepayments and Refunds

         1.       Prepayments

                  (a) If Allied Holdings has prepaid any charges payable under the Contracts that are attributable to periods on or after the Effective Date, but before the termination or expiration of this Agreement, IBM will provide Allied Holdings with a credit against the ASC Invoice for such prepaid amounts prorated in three equal monthly credits beginning within 30 days after the Effective Date.

                  (b) If IBM has prepaid any charges under the Software listed in Schedule F, Section 3.0 (IBM Provided System Software) that are attributable to periods after the expiration or termination of this Agreement, Allied Holdings will pay such prepaid amounts to IBM within 30 days following such expiration or termination provided that Allied Holdings approved such prepayments and any extensions beyond the Expiration Date.

         2.       Refunds

                  (a) If IBM receives any refund, credit, or other rebate for a Contract that is attributable to a period prior to the Effective Date, IBM will promptly notify Allied Holdings of such refund, credit, or rebate and will promptly provide Allied Holdings with a credit for the amount of such refund, credit, or rebate on the next applicable invoice.

                  (b) If Allied Holdings receives any refund, credit, or other rebate for a Contract that is attributable to periods on or after the Effective Date, but ending on the expiration or termination of this Agreement, Allied Holdings will promptly notify IBM of such refund, credit, or rebate and will promptly pay to IBM the amount of such refund, credit, or rebate.

d.       Other Credits

         IBM will pay any amounts due and owing to Allied Holdings pursuant to this Agreement by either paying such amount to Allied Holdings or by providing Allied Holdings with a credit against IBM's next invoice to Allied Holdings under this Agreement.

6.3      PAYMENTS

a. Allied Holdings will pay IBM's invoices as set forth in this Agreement. Allied Holdings will pay IBM's invoices on or before the date (the PAYABLE DATE) below:

         1. The Payable Date for the ASC Invoice will be the last day of the calendar month in which Allied Holdings receives the ASC Invoice from IBM, provided Allied Holdings receives such ASC Invoice on or before the tenth day of the month. If Allied Holdings receives the ASC Invoice after the tenth day of the month, the Payable Date for such ASC Invoice will be 30 days after Allied Holdings' receipt of such ASC Invoice.

         2. The Payable Date for all invoices provided to Allied Holdings by IBM under this Agreement, other than the ASC Invoice, will be 30 days after Allied Holdings' receipt of such invoice.

b. Allied Holdings will pay each invoice by corporate check or other such method as the Parties may mutually agree.

c. If any payments are not received by IBM within five business days after the Payable Date (other than any non-ASC Invoices which are disputed by Allied Holdings in good faith), Allied Holdings will also pay IBM a late fee equal to the lesser of:

         1. two percent of such payments per every thirty days or portion thereof; or

         2.       the maximum amount permissible by the applicable law.

6.4      NEW SERVICES

If Allied Holdings requests that IBM perform services different from, or in addition to, the Services (a REQUEST FOR NEW SERVICES), and if IBM agrees to provide such different or additional services, then:

a. if the additional services require only those resources covered by an existing charging methodology and do not require start up expenses, Allied Holdings will pay the charges for such additional services through such charging methodology; or

b. if the different or additional services require resources not covered by an existing charging methodology or require start up expenses, then such different or additional services will be considered NEW SERVICES. Prior to performing New Services:

         1. IBM will quote to Allied Holdings the charges for such New Services; and

         2. if Allied Holdings agrees to have IBM perform such New Services, IBM and Allied Holdings will prepare and sign a written amendment to this Agreement for such New Services.

6.5      TAXES

a.       Allied Holdings will pay all:

         1. applicable taxes (such as sales (including sales tax on services), use, excise, value-added, and other transaction-based taxes), duties and levies;

         2. personal property, sales, value-added, and use taxes on Allied Holdings' personal property;

         3.       telecommunication taxes for network lines and services;

         4. taxes, assessments, and other levies on Allied Holdings' owned, leased, rented, or purchased real property; and

         5.       applicable taxes based on Allied Holdings' taxable income.

b.       IBM will pay all:

         1. personal property, sales, value-added, and use taxes on IBM's personal property;

         2. taxes, assessments, and other levies on IBM's owned, leased, rented, or purchased real property; and

         3.       applicable taxes based on IBM's taxable income.

c. Allied Holdings and IBM agree to cooperate reasonably with the other to determine Allied Holdings' tax liability on IBM's charges.

d. IBM's invoices will state applicable taxes owed by Allied Holdings, if any, by tax jurisdiction.

e. IBM and Allied Holdings will provide and make available to the other any resale certificates, tax exemption certificates, information regarding out-of-state sales or use of equipment, materials or services, direct pay certificates and other exemption certificates.

--------------------------------------------------------------------------------
7.0      RENEWAL AND TERMINATION

7.1      RENEWAL

a. Following expiration of the initial term of this Agreement, Allied Holdings will have the right to renew this Agreement for two additional, consecutive periods of two years each.

b. IBM will send Allied Holdings notice of expiration at least 13 months prior to the Expiration Date. If Allied Holdings desires to renew this Agreement, it will notify IBM in writing, at least 12 months prior to the Expiration Date, of its desire to renew this Agreement. With respect to Section 7.1(a) above, IBM will provide Allied Holdings, within two months after such renewal request, with its proposed terms for such renewal. Within 60 days after Allied Holdings' receipt of IBM's proposed terms, Allied Holdings will notify IBM of:

         1. Allied Holdings' agreement with IBM's proposed terms for such renewal; or

         2. any modifications Allied Holdings requests with respect to IBM's proposed terms.

c. If Allied Holdings wishes to renew this Agreement, IBM and Allied Holdings will negotiate in good faith regarding such renewal; provided that either Allied Holdings or IBM has the right to end renewal negotiations at any time, for any reason.

d. If Allied Holdings and IBM are unable to agree on the terms of the renewal of this Agreement as of three months prior to the Expiration Date, this Agreement will be extended at the then-current prices, Baselines, charging methodology, and other applicable terms for a period of six months beginning on the Expiration Date (the EXTENSION PERIOD). During such Extension Period, Allied Holdings and IBM will continue to negotiate in good faith regarding renewal of this Agreement. If Allied Holdings and IBM are unable to reach agreement on the renewal of this Agreement during the Extension Period, this Agreement will terminate upon expiration of the Extension Period.

7.2      TERMINATION FOR CONVENIENCE

Allied Holdings may elect to terminate this Agreement for its convenience by:

a. providing IBM with a written notice stating Allied Holdings' election to terminate this Agreement for its convenience and the effective date of such termination. Such effective date will be:

         1.       no earlier than the third anniversary after the Effective
                  Date, and

         2. no earlier than six months, and no later than 12 months, after IBM's receipt of such notice; and

b. paying IBM the Termination Charges and other fees defined in this Agreement, which IBM and Allied Holdings agree is Allied Holdings' sole and exclusive liability for such termination for convenience.

7.3      TERMINATION FOR CAUSE

a. Allied Holdings or IBM (the NONBREACHING PARTY) may elect to terminate this Agreement because of a material breach of this Agreement by the other (the BREACHING PARTY) by following the process set forth in this Section.

b. The Nonbreaching Party will provide the Breaching Party with written notice of such material breach within 60 days after the material breach or the date the Nonbreaching Party becomes aware of such material breach, describing in detail the specific nature and dates of the material breach, and will provide the Breaching Party with the opportunity to cure the material breach as follows:

         1. in the event of a failure to pay any amount due on the Payable Date, ten days; and

         2. in the event of any other material breach, 45 days. If the nature of any nonmonetary breach is such that it would be unreasonable to expect a cure within 45 days, an additional 15 days will be allowed provided that the Breaching Party exercises all reasonable efforts to cure such material breach within such additional 15 day period.

c. If the material breach is not cured during the applicable cure period set forth above, the Nonbreaching Party may terminate this Agreement for material breach by providing the Breaching Party with written notice within 60 days after the expiration of the cure period specified above, declaring termination of this Agreement for material breach under this Section, effective on the later of the date stated in such notice or five (5) days following completion of the Dispute Resolution Process, if instituted. Such effective date will be no later than 90 days after the Breaching Party's receipt of such notice of termination for material breach.

7.4      TEMPORARY EXTENSION OF SERVICES

a. If Allied Holdings is unable to complete the transition of Services as of the expiration or termination of this Agreement, Allied Holdings may elect once to extend this Agreement at the then-current prices, Baselines, charging methodology, and other applicable terms for up to six months beyond the then-effective date of the expiration or termination of this Agreement (a TEMPORARY EXTENSION OF SERVICES) by notifying IBM in writing of such election at least 90 days prior to such effective date. Allied Holdings will pay IBM for the charges otherwise due and owing under this Agreement, including the ASC. This Agreement will terminate as of 2359 hours (according to the time zone stated for the Expiration Date) on the last day of such Temporary Extension of Services.

b. If IBM terminates this Agreement for Allied Holdings' material breach, Allied Holdings will not have the right to elect a Temporary Extension of Services.

c. There will be no adjustment to the Termination Charges as a result of a Temporary Extension of Services.

7.5      TRANSFER ASSISTANCE

a. If Allied Holdings desires IBM's assistance in transferring Services back to Allied Holdings, its Affiliates, or a Third Party upon termination or expiration of this Agreement (TRANSFER ASSISTANCE), upon Allied Holdings' written request, IBM will provide such Transfer Assistance to Allied Holdings:

         1. using its then-existing resources dedicated to providing the Services under this Agreement, until expiration or termination of this Agreement; and

         2. for the period of time requested by Allied Holdings, which period will end no later than six months after the effective date of the expiration or termination of this Agreement (the TRANSFER ASSISTANCE PERIOD).

b. If IBM's Transfer Assistance will require the use of different or additional services or resources beyond that which IBM is then using to provide the Services in accordance with the Baselines and Service Levels, such request for Transfer Assistance will be considered a Request for New Services.

c. During the Transfer Assistance Period, IBM will provide Allied Holdings, its Affiliates, and their Third Parties, as necessary, with reasonable access to the Machines and Software, provided:

         1. any such access does not interfere with IBM's ability to provide the Services or Transfer Assistance; and

         2. such Third Parties and Allied Holdings' Affiliates comply with IBM's security and confidentiality requirements, including execution of a confidentiality agreement reasonably acceptable to IBM.

d. Allied Holdings will allow IBM to use the Facilities as necessary to enable IBM to effect an orderly transition of resources, for up to 60 days after the later of:

         1.       the expiration or termination of this Agreement; or

         2.       the last day of the Transfer Assistance Period.

e. IBM will not provide Transfer Assistance if such Transfer Assistance will unreasonably interfere with IBM's ability to perform the Services.

f. If IBM terminates this Agreement for Allied Holdings' material breach, IBM will provide Allied Holdings with Transfer Assistance only if IBM agrees to provide such Transfer Assistance and Allied Holdings pays for such Transfer Assistance in advance.

g. The applicable provisions of this Agreement will remain in full force and effect during the Transfer Assistance Period.

7.6      OTHER RIGHTS UPON EXPIRATION OR TERMINATION

a. IBM will provide the additional assistance set forth in this Section upon expiration or termination of this Agreement (other than where IBM terminates this Agreement for Allied Holdings' material breach).

b.       Machines

         Upon Allied Holdings' request, IBM will sell to Allied Holdings the Services Machines that are owned by IBM and which on the date of expiration or termination of this Agreement IBM is using on a dedicated basis to perform the Services. Allied Holdings will pay IBM the fair market value for such Services Machines, as determined by a mutually agreed appraisal paid for by Allied Holdings.

c.       Contracts

         1. IBM will provide Allied Holdings with contracts transfer assistance set forth in this subsection (Contracts), subject to:

                  (a)      Allied Holdings' written request;

                  (b) IBM's obtaining any required Third Party consents to assign such contract; and

                  (c) Allied Holdings' assumption of all contractual responsibility and liability under such contract arising after such transfer, including payment of any transfer fees, license fees, or other charges; provided that IBM will continue to be responsible for any contractual responsibility and liability under such contracts arising prior to such transfer.

         2.       Contracts for Generally Available Software

                  For generally available software (including IBM Products) which on the date of expiration or termination of this Agreement IBM is using:

                  (a) solely to provide the Services to Allied Holdings, IBM will assign its license, if any, to such software to Allied Holdings or its designee upon Allied Holdings' reimbursement to IBM of any initial, one-time license or purchase charges in an amount equal to the remaining unamortized value, if any, for the software, depreciated over a five year life; and

                  (b) to provide Services to Allied Holdings and other customers in a shared environment, IBM will provide reasonable assistance to Allied Holdings in obtaining licenses for such software.

         3.       Services Contracts

                  For any Third Party services which on the date of expiration or termination of this Agreement IBM is using solely to perform the Services (such as machine maintenance, disaster recovery, or other Third Party services), IBM will assign the contracts, if any, for such Third Party services to Allied Holdings or its designee.

8.0      CONFIDENTIAL INFORMATION

a. IBM's and Allied Holdings' mutual objective under this Section is to provide appropriate protection for Confidential Information while maintaining IBM's and Allied Holdings' ability to conduct their respective business activities. IBM and Allied Holdings agree that the following terms apply when IBM or Allied Holdings (the DISCLOSER) discloses Confidential Information or Trade Secrets to the other (the RECIPIENT) under this Agreement.

b. CONFIDENTIAL INFORMATION means information provided by the Discloser to the Recipient that:

         1.       is marked confidential;

         2. if disclosed orally or not marked confidential, is identified prior to disclosure as Confidential Information and is confirmed as Confidential Information in a signed writing promptly thereafter; or

         3. contains the Discloser's customer lists, customer information, account information, information regarding business planning and business operations, and administrative, financial, or marketing activities; provided:

                  (a) the Discloser treats such information as confidential; and

                  (b) such information is reasonably considered confidential based upon the nature of the information.

c. Trade Secrets shall mean that information which is set forth on Schedule N (Trade Secrets) which the Discloser has represented to be trade secrets under applicable law and any other information which the Discloser represents to be trade secrets under applicable law which is added to Schedule N (Trade Secrets) from time to time by Discloser with Recipient's consent, such consent not to be unreasonably withheld.

d.       Obligations

         1. The Recipient will protect the Confidential Information and Trade Secrets residing on systems in accordance with the obligations set forth in Schedule A (Services, Security).

         2.       The Recipient will:

                  (a) use the same care and discretion to avoid disclosure, publication, or dissemination of the Discloser's Confidential Information and Trade Secrets as the Recipient uses with its own similar information that it does not wish to disclose, publish, or disseminate; and

                  (b) use the Discloser's Confidential Information and Trade Secrets only for the purpose for which it was disclosed; and

                  (c) not use or disclose the Discloser's Confidential Information and Trade Secrets except for the purposes for which it was disclosed.

         3. The Recipient may disclose Confidential Information and Trade Secrets to:

                  (a) the Recipient's Affiliates and Subcontractors who provide Services under this Agreement; and

                  (b) any other entity, provided the Recipient obtains the Discloser's prior written consent. Prior to such disclosure, the Recipient will obtain such Affiliate's, Subcontractor's, or other entity's written agreement to treat the Confidential Information and Trade Secrets in accordance with the applicable terms of this Agreement.

         4. Allied Holdings and IBM will not disclose, publish, or disseminate the terms of this Agreement without the prior written consent of the other, except to the extent permitted by this Section and Section 13.15 (Publicity) of this Agreement; provided that Allied Holdings may disclose the terms of this Agreement to its Affiliates and Services Recipients and their respective officers and directors and as required to comply with applicable securities, fiduciary duty and other laws.

         5. The Recipient will protect and not disclose Confidential Information as set forth in this Section for a period of two years following the date of disclosure of such Confidential Information, unless otherwise provided by applicable law without the possibility of contractual waiver or limitation. Recipient will protect and not disclose Trade Secrets for as long as and to the extent such information constitutes a trade secret under applicable law. To the extent any Trade Secrets disclosed to Recipient hereunder lose their status as trade secrets under applicable law but otherwise constitute Confidential Information, Recipient agrees to protect the same as Confidential Information as provided in this Section 8.0.

e.       Residual Information

         1. The Recipient will not be liable for the disclosure, publication, dissemination, and use of the ideas, concepts, know-how, and techniques that are related to the Recipient's business activities, retained in the memories of individuals, but not intentionally memorized for the purposes of avoiding Recipient's obligations under Section 8.0 of this Agreement, and contained in the Discloser's Confidential Information or developed, provided, or accessed by IBM or Allied Holdings, individually or jointly, under this Agreement (RESIDUAL INFORMATION), except to the extent such disclosure, publication, dissemination, or use infringes the other's patent rights, copyrights or Trade Secrets. The disclosure, publication, dissemination, and use of Residual Information described above will not be a breach of this Agreement.

         2. Nothing contained in this Section gives the Recipient the right to disclose, publish, disseminate, or use the information described in Schedule N (Trade Secrets), the source of Residual Information, the Discloser's financial, statistical, or personnel data, or the Discloser's business plans, other than as set forth in Section 8.0 (d) (2) (b) and
                  Section 8.0 (d) (3).

f.       Exclusions

         1. The Recipient may disclose, publish, disseminate, and use the Discloser's Confidential Information that is:

                  (a) already in its possession without obligation of confidentiality;

                  (b)      developed independently;

                  (c) obtained from a source other than the Discloser without obligation of confidentiality;

                  (d) publicly available when received, or thereafter becomes publicly available through no fault of the Recipient; or

                  (e) disclosed by the Discloser to another entity without obligation of confidentiality.

         2. The Recipient may disclose Confidential Information to the extent required by court order or similar legal process, provided the Recipient gives the Discloser prompt written notice of such legally-required disclosure to allow the Discloser a reasonable opportunity to obtain a protective order.

g.       Limitation

         1. Subject to IBM's performance of its obligations under this Agreement with respect to communications and transmission of data (including, without limitation, performance in accordance with Service Levels and following any procedures set forth in the Procedures Manual, the material breach of which may be subject to certain liquidated damages as expressly set forth in the Agreement), IBM is not responsible for the security of data after it leaves IBM's possession or control and during the transmission of such data via public communications facilities and networks unless IBM intentionally or negligently transmitted such data to an unauthorized person or entity.

9.0      INTELLECTUAL PROPERTY RIGHTS

a. This Section specifies the ownership and license rights of Materials. Materials are either Type I Materials or Type II Materials.

b. Type I Materials are Derivative Works of software for which the preexisting copyright is owned by Allied Holdings. All Materials are Type II Materials, except for Type I Materials.

c.       Type I Materials

         1.       Ownership

                  TYPE I MATERIALS are owned by Allied Holdings. IBM will retain one copy of Type I Materials during the Term solely for the provision of the Services.

         2.       License Rights

                  Allied Holdings hereby grants to IBM, its Affiliates and Subcontractors who are performing the Services the following license to Type I Materials:

                  (a) a nonexclusive, worldwide, paid-up license to use, execute, reproduce, display, perform, distribute copies of, and modify (including creating Derivative Works based on) Type I Materials but only for:

                           (i)      IBM's internal use; and

                           (ii) for the purpose of IBM's provision of the Services during the Term.

d.       Type II Materials

         1.       Ownership

                  TYPE II MATERIALS are owned by IBM, its Affiliates or Third Parties.

         2.       License Rights

                  IBM hereby grants to Allied Holdings and its Affiliates the following license to Type II Materials:

                  (a) a nonexclusive, worldwide, paid-up license to use, execute, reproduce, display, perform and distribute copies of Type II Materials, but only for:

                           (i)      Allied Holdings' internal use;

                           (ii) for the purpose of Allied Holdings' receipt of the Services during the Term; and

                           (iii) for Allied Holdings' sole benefit and exclusive use, which includes provision of service to Services Recipients, after termination or expiration; provided that such license will terminate upon IBM's termination of this Agreement for Allied Holdings' material breach, other than as provided in Section 4.5 (c).

                  (b) Other than as provided in Section 4.5 (c), in the event that IBM terminates this Agreement for Allied Holdings' material breach, IBM will grant to Allied Holdings and its Affiliates a nonexclusive, worldwide, license to use, execute, reproduce, display, perform and distribute copies of Type II Materials under the same conditions stated in Section 9.d(2)(a)(i -iii) in return for Allied Holdings' payment to IBM of a fee equal to the then-current commercial rate for such license.

e.       Items Developed by Allied Holdings

         With respect to items developed by Allied Holdings, its Affiliates, or their Subcontractors, and used in the performance of the Services, and not under this Agreement, such items are owned by Allied Holdings, its Affiliates, or their Subcontractors. Allied Holdings hereby grants to IBM, its Affiliates and Subcontractors who are performing the Services a license to such items as follows:

         1. a nonexclusive, worldwide, paid-up license to use, execute, reproduce, display, perform, distribute copies of, and modify (including creating Derivative Works based on) such items, but only:

                  (a)      for IBM's internal use;

                  (b)      for the purposes of IBM providing the Services; and

                  (c)      during the Term.

f. The ownership and license rights granted in this Section are limited by and subject to any patents and copyrights held by, applicable vendor software providers (including IBM and its Affiliates).

g. To the extent all or any portion of the Materials may not, by operation of law, be owned by the entity to which ownership is granted in this Section (the OWNER), the other hereby assigns, to the extent that Party has the right to do so, without further consideration, ownership in such Materials to such Owner.

h. IBM and Allied Holdings grant only the licenses and rights specified in this Agreement. No other licenses or rights (including licenses or rights under patents) are granted.

i. Allied Holdings and IBM each agree to reproduce the copyright notice and any other legend of ownership on the original and any copies made under the licenses granted in this Section.

10.0     INDEMNIFICATION

a.       Defense by IBM

         IBM will defend Allied Holdings, its Affiliates, and their respective employees, officers, and directors against any claim by a Third Party:

         1. that an IBM Product provided to Allied Holdings by IBM under this Agreement infringes such Third Party's patent, copyright or other intellectual property rights under U.S. or Canadian law;

         2. that a contractual obligation expressly assumed or agreed to be performed or complied with by IBM pursuant to Section 5.0 of this Agreement was not performed or complied with by IBM;

         3. based on any representations, oral or written, made by IBM to Allied Holdings' employees, including the Affected Employees, regarding the employment of the Affected Employees with IBM or its Subcontractors under this Agreement, unless such representations were expressly authorized in writing by Allied Holdings;

         4. based on claims by the Hired Employees to the extent the timeframe referenced in such claim is on or after the date on which said employee became employed by IBM;

         5. for taxes, interest, or penalties against Allied Holdings that are obligations of IBM pursuant to Section 6.5 (Taxes) of this Agreement

         6. for damages to property or injuries to persons (including death) caused by IBM or its Affiliates or Subcontractors; and

         7. arising out of any disclosure or use of Allied Holdings' Confidential Information or Trade Secrets which is a breach of
                  Section 8.0 of this Agreement.

b.       Defense by Allied Holdings

         Allied Holdings will defend IBM, its Affiliates, and their respective employees, officers, and directors against any claim by a Third Party:


         1. that an Allied Holdings-Provided Product provided to IBM by Allied Holdings infringes such Third Party's patent, copyright or other intellectual property rights under U.S. or Canadian law;

         2. that a contractual obligation of Allied Holdings not expressly assumed or agreed to be performed or complied with by IBM pursuant to Section 5.0 of this Agreement was not performed or complied with;

         3. for taxes, interest, or penalties against IBM that are obligations of Allied Holdings pursuant to Section 6.5 (Taxes) of this Agreement;

         4. based on any representations, oral or written, made by Allied Holdings to Allied Holdings' employees, including the Affected Employees, regarding the employment of the Affected Employees with IBM or its Subcontractors under this Agreement, unless such representations were expressly authorized in writing by IBM;

         5. based on claims from the Hired Employees to the extent the timeframe referenced in such claim occurred during the employee's tenure with Allied Holdings;

         6. concerning liens or encumbrances on Acquired Assets existing as of the Effective Date;

         7. arising out of any disclosure or use of IBM's Confidential Information or Trade Secrets which is a breach of Section 8.0 of this Agreement; and

         8. for damages to property or injuries to persons (including death) caused by Allied Holdings or its Affiliates or Subcontractors.

c. If IBM or Allied Holdings (the Indemnifying Party) is obligated to provide the defense in subsections (a) (Defense by IBM) or (b) (Defense by Allied Holdings) above to the other (the Indemnified Party) subject to subsection (e) (Indemnification Procedures), the Indemnifying Party agrees to be responsible for and promptly pay all:

         1. damages that a court finally awards to such Third Party for such claim and any Defense Costs; or

         2. the amount of any settlement agreed to by the Indemnifying Party and any Defense Costs,

         in each case ((1) and (2)), in proportion to the Indemnifying Party's comparative fault in causing such amounts as determined by a court or in accordance with the Dispute Resolution Mechanism.

d.       Patent and Copyright Claims

         1. The Indemnifying Party will have no obligation for patent or copyright claims pursuant to subsections (a) (Defense by IBM) or (b) (Defense by Allied Holdings) above to the extent such claims are a result of:

                  (a) modifications of the IBM Products or Allied Holdings-Provided Products not made by the Indemnifying Party or its Affiliates, Subcontractors or agents, or the use of such products in other than their specified operating environment; or

                  (b) the Indemnified Party's combination, operation, or use of the IBM Products or Allied Holdings-Provided Products with products, data, or apparatus not provided by the Indemnifying Party;

                  unless such modification, combination, operation or use was at the direction or request of, or in accordance with the specifications provided by, the Indemnifying Party.

         2. If a patent or copyright infringement claim is made or appears likely to be made, the Indemnified Party agrees to permit the Indemnifying Party to obtain the right for the Indemnified Party to continue to use the IBM Product or Allied Holdings-Provided Product, or to modify or replace it with one that is at least functionally equivalent.

e.       Indemnification Procedures

         1. The Indemnifying Party's obligations under this Section are subject to the Indemnified Party following the procedures set forth in this subsection (e) (Indemnification Procedures).

         2. The Indemnified Party will promptly notify the Indemnifying Party in writing of a claim covered by this Section.

         3. The Indemnifying Party will be entitled to take sole control of the defense and investigation of the claim (collectively, the DEFENSE) at its own expense, and to use attorneys of its choice, by providing prompt written notice to the Indemnified Party. The Indemnifying Party will not be liable to the Indemnified Party for any Defense Costs incurred after such notice, except for Defense Costs incurred at the Indemnifying Party's request.

         4. The Indemnified Party will cooperate in all reasonable respects with the Indemnifying Party and its attorneys in the Defense of such claim, and may reasonably participate at its own expense, through its attorneys or otherwise, in such Defense.

         5. If the Indemnifying Party does not take sole control of the Defense of a claim as provided in this subsection (e) (Indemnification Procedures):

                  (a) the Indemnifying Party may participate in such Defense, at its sole cost and expense; and

                  (b) the Indemnified Party will have the right to defend the claim in such manner as it may deem appropriate; and

                  (c) the Indemnifying Party will pay the Indemnified Party's Defense Costs.

         6. All settlements of claims subject to indemnification under this Section will:

                  (a) be entered into only with the consent of the Indemnified Party, which consent will not be unreasonably withheld; and

                  (b) include an appropriate confidentiality agreement prohibiting disclosure of the terms of such settlement.

f.       Subrogation

         The Indemnifying Party will be subrogated to the rights and defenses of the Indemnified Party to the extent of, and with respect to, the Indemnifying Party's obligation to indemnify the Indemnified Party under this Section 10.0 (Indemnification).

11.0     LIMITATION OF LIABILITY

a.       General Intent

         IBM's and Allied Holdings' and their respective Affiliates', employees', officers', and directors' entire liability under this Agreement, and their exclusive remedies, are set forth in this Section and Section

         10.0 (Indemnification) of this Agreement. If IBM and Allied Holdings have a dispute arising out of this Agreement, IBM and Allied Holdings will follow the Dispute Resolution Process described in Section 4.3.

b.       Damages

         IBM's and Allied Holdings' and their respective Affiliates', employees', officers' and directors' entire liability for actual, direct damages under this Agreement, regardless of the basis on which IBM or Allied Holdings is entitled to claim damages (including breach, negligence, misrepresentation, or other contract or tort claim), will be limited, to the extent permitted by applicable law, in the aggregate for all claims and causes of actions to an amount equal to the amount actually paid by Allied Holdings to IBM for the Services provided under this Agreement during the twelve months prior to the occurrence of the first claim or cause of action; provided that if the first claim or cause of action occurs during the first 12 months of the Term, the limit will be the actual amounts paid by Allied Holdings for the first 12 months of the Term.

c. The limitation of liability in subsection 11.0 (b) (Damages) above does not apply to:

         1. Either Party's failure to pay any amounts owing to the other Party under this Agreement (including amounts owing for Services rendered or services that would have been rendered but for Allied Holdings' breach of this Agreement);

         2. any damages for bodily injury (including death) and damage to real property and tangible personal property;

         3. Allied Holdings' or IBM's obligation to indemnify the other under this Agreement, as provided in Sections 10.0 (a) and 10
                  (b) of this Agreement; and

         4. any damages associated with either Party's infringement or violation of the intellectual property rights of the other Party or its Affiliates.

d. In no event will IBM, Allied Holdings, or their respective Affiliates, employees, officers, and directors have any liability under this Agreement, regardless of the basis on which IBM or Allied Holdings is entitled to claim damages (including breach, negligence, misrepresentation, or other contract or tort claim), for any special, incidental, punitive, or indirect damages, or for any economic consequential damages (including lost profits or savings), even if foreseeable or even if Allied Holdings or IBM has been advised of the possibility of such damages; provided that this subsection (d) (indirect damages) does not apply to Allied Holdings' failure to pay any amounts owing to IBM under this Agreement (including amounts owing for Services rendered or services that would have been rendered but for Allied Holdings' breach of this Agreement).

e. In no event will IBM, its Affiliates, or their respective employees, officers, and directors have any liability for any damages to the extent caused by Allied Holdings', its Affiliates', or their respective employees', officers', or directors' failure to perform Allied Holdings' obligations under this Agreement, nor will Allied Holdings, its Affiliates, or their respective employees, officers, and directors have any liability for any damages if to the extent caused by IBM's, its Affiliates', or their respective employees', officers', or directors' failure to perform IBM's obligations under this Agreement.

f. IBM, its Affiliates, and their respective employees, officers, and directors will not be liable for loss of, or damage to, Allied Holdings' records or data unless caused by IBM's or its Affiliates' or Subcontractors' willful misconduct, negligence or breach of this Agreement and then only if (i) Allied Holdings has not breached its obligations under this Agreement in connection with such data loss;
         (ii) Allied Holdings did not prevent IBM from performing its obligations in connection with such data loss; or (iii) such data loss was not caused by Allied Holdings' failure to implement practices or procedures recommended by IBM. Any IBM liability for loss or damage to Allied Holdings' records or data is subject to the provisions of
         Section 11.0 (b) and 11.0 (d) of this Agreement. Notwithstanding the foregoing, the parties agree that the disclaimer for data loss contained in Section 1.10 of the IBM Customer Agreement between IBM and Allied Industries under which Allied Holdings does business with IBM, dated April 30, 1991 is not waived or modified. Section 1.10 of the IBM Customer

         Agreement is incorporated by reference into this Agreement and applies to IBM Products as defined in this Agreement.

12.0     WARRANTY

a.       Authorization and Enforceability

         IBM and Allied Holdings represent and warrant to the other that:

         1. each has all requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement;

         2. its signing of and agreement to this Agreement has been duly authorized by all requisite corporate actions;

         3.       each has signed and agreed to this Agreement; and

         4. this Agreement is a valid and binding obligation, enforceable against it in accordance with its terms (assuming the due authorization, execution, and delivery by the other).

b.       IBM Representations

         IBM represents and warrants to Allied Holdings that:

         1. The Services will be performed in a professional, workman like manner and in accordance with industry standards and applicable laws;

         2. IBM, its Affiliates and Subcontractors have all necessary Third Party and governmental and regulatory consents, approval and permits necessary to perform the Services, except Third Party consents to be obtained by Allied, as set forth in
                  Section 5.7 (Required Consents); and

         3. All hardware and software used by IBM or its Affiliates or Subcontractors in the performance of the Services (a) is appropriate for performance of the Services; and (b) will be maintained in accordance with the appropriate Software licenses, industry standards and manufacturer recommendations.

c.       Compliance with Laws and Obligations

         1. IBM represents and warrants that it complies with the IBM Regulatory Requirements to the extent that such IBM Regulatory Requirements relate to the performance of its obligations under this Agreement.

         2. Allied Holdings represents and warrants that it complies with the Allied Holdings Regulatory Requirements to the extent that such Allied Holdings Regulatory Requirements relate to the receipt or utilization of the Services, and will identify and make interpretations of any Allied Holdings Regulatory Requirements applicable to the performance or utilization of the Services.

         3. Any modifications to the Services as a result of the Allied Holdings Regulatory Requirements will be considered a Request for New Services.

d.       Disclaimer of Warranty for Year 2000 and EMU

         1. IBM is not providing any year 2000 services (for example, year 2000 assessment, conversion or testing) or Economic Monetary Union (EMU) or Euro denomination services under this Agreement.

         2.       Under this Agreement, IBM is not responsible for:

                  (a)      Allied Holdings' or its Affiliates' products;

                  (b)      a Third Party's products; or

                  (c) IBM Products not provided and selected by IBM under this Agreement, provided that this clause will not diminish any right of Allied Holdings under any separate agreement with respect to such IBM Products;

                  ((a), (b), and (c) collectively, OTHER PRODUCTS) to correctly process or properly exchange accurate date data or data in the EMU or Euro denomination.

         3. IBM will be relieved of its obligations under this Agreement (including meeting Service Levels) due to the inability of such Other Products to correctly process or properly exchange accurate date data or data in the EMU or Euro denomination.

         4. Allied Holdings acknowledges that it is responsible for assessing its current systems and taking appropriate action to migrate to year 2000-ready, EMU-ready, or Euro-ready systems.

e.       Other Disclaimers

         1. IBM does not warrant uninterrupted or error-free operation of any machines, software, products, or Services or that IBM will find or correct all defects. The foregoing does not relieve IBM of its obligation to provide Services in accordance with the terms and conditions of this Agreement and the liquidated damages set forth in Schedule B.

f. EXCEPT AS PROVIDED IN THIS SECTION 12.0 (WARRANTY) OF THIS AGREEMENT, THERE ARE NO EXPRESS WARRANTIES, REPRESENTATIONS, UNDERTAKINGS, OR CONDITIONS (STATUTORY OR OTHERWISE) BY IBM OR ALLIED HOLDINGS, AND THERE ARE NO IMPLIED WARRANTIES, REPRESENTATIONS, UNDERTAKINGS, OR CONDITIONS (STATUTORY OR OTHERWISE) BY IBM OR ALLIED HOLDINGS, INCLUDING THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE, IN THIS AGREEMENT.

13.0     GENERAL

13.1     ASSIGNMENT AND BINDING NATURE

a. IBM may not delegate its obligations, and Allied Holdings may not assign its rights or delegate its obligations, under this Agreement, without the prior written consent of the other, except that IBM may delegate its obligations and Allied Holdings may assign its rights or delegate its obligations to their respective Affiliates or Subcontractors who are not competitors of the other Party, provided:

         1. such Affiliate accepts such assignment and assumes such obligations, in writing;

         2. Allied Holdings or IBM, respectively, remains fully liable for and is not relieved from the full performance of its obligations; and

         3. Allied Holdings and IBM provide the other with written notice, together with a copy of the signed assignment, delegation, and assumption agreement, within three business days of such assignment, delegation, or both.

b. IBM may assign its rights to payments under this Agreement upon notice to Allied Holdings.

c. IBM's and Allied Holdings' respective permitted successors and assigns will be bound by this Agreement.

d. Any attempted assignment or delegation of all or any part of this Agreement that does not comply with this Section is void.

13.2     AUDITS

a. IBM will provide Allied Holdings with commercially reasonable assistance in meeting its audit requirements as set forth in this Section.

b. IBM will provide access to all records and reports related to this Agreement to enable Allied Holdings to conduct appropriate audits (AUDITS) of IBM's operations relating to the performance of Services. The Audits will be limited to verifying IBM's compliance with this Agreement.

c.       Audits will:

         1.       apply only to the previous twelve months' activities;

         2. occur no more than twice each calendar year, unless required to meet Allied Holdings Regulatory Requirements;

         3. not be permitted if it interferes with IBM's ability to perform the Services in accordance with the Service Levels, unless Allied Holdings relieves IBM from meeting the applicable Service Levels;

         4. be conducted expeditiously, efficiently, and at reasonable business hours; and

         5. be conducted upon reasonable prior written notice, which normally will be at least 30 days, but may be less if IBM and Allied Holdings agree in the Procedures Manual that certain Audits, such as physical security Audits, may be conducted upon shorter notice.

d. Allied Holdings and its auditors will not have access to IBM's or its Affiliates' locations or proprietary data or to IBM's customer locations or proprietary data, provided that Allied Holdings may have access to appropriate portions of IBM's locations used primarily to perform the Services

e. Allied Holdings may request that a mutually agreeable Third Party auditor perform the Audit, at Allied Holdings' expense on a noncontingent basis, provided such Third Party auditor executes a confidentiality agreement reasonably acceptable to IBM.

f. A request for IBM to provide assistance with an Audit will be considered a Request for New Services if such Audit assistance requires the use of different or additional resources beyond that which IBM uses to provide the Services in accordance with the Baselines and Service Levels, such as audit software or additional employees or Subcontractors.

g. If an Audit demonstrates that IBM's invoices for the Services for the audited period were not correct, and IBM and Allied Holdings agree with such Audit, IBM will promptly credit Allied Holdings for the amount of any paid overcharges, or Allied Holdings will promptly pay IBM for the amount of any undercharges.

13.3     DATA PRIVACY

a.       General

         1. IBM and Allied Holdings are each responsible for complying with their respective obligations under the applicable data protection laws governing Allied Holdings Personal Data.

         2. Allied Holdings remains solely responsible for determining the purposes and means of IBM's processing of Allied Holdings Personal Data under this Agreement, including that such processing will not place IBM in breach of the applicable data protection laws.

         3. Data protection laws are Allied Holdings Regulatory Requirements with respect to Allied Holdings Personal Data, except and only to the extent such data protection laws regulate IBM's processing of Allied Holdings Personal Data in IBM's performance of the Services. IBM and Allied Holdings each acknowledge that it is not investigating the steps the other is taking to comply with applicable data protection laws. Nothing in this Agreement prevents IBM or Allied Holdings from taking the steps it deems necessary to comply with applicable data protection laws.

         4. If Allied Holdings requests additional or different services to comply with the applicable data protection laws, such services will be deemed a Request for New Services.

b.       Security

         1. Allied Holdings acknowledges it is solely responsible for determining that the security measures specified in this Agreement constitute appropriate technical and organizational measures to protect Allied Holdings Personal Data as required by the applicable data protection laws. IBM is not required to perform or adhere to any security measures concerning Allied Holdings Personal Data other than those specified in this Agreement.

         2. As a processor of Allied Holdings Personal Data, IBM will process Allied Holdings Personal Data as specified in Schedule A (Services, Security). Allied Holdings agrees that IBM may perform such processing as IBM reasonably considers necessary or appropriate to perform the Services, provided that it does not violate applicable data protection laws.

c.       Transborder Data Flows

         1. IBM will not transfer any Allied Holdings Personal Data across a country border unless IBM reasonably considers such transfer appropriate or useful for IBM's performance of the Services or obtains Allied Holdings prior written consent.

         2. Allied Holdings is solely responsible for determining that any transfer by IBM or Allied Holdings of Allied Holdings Personal Data across a country border under this Agreement complies with the applicable data protection laws.

d.       Information

         1. If Allied Holdings is required to provide information to an individual regarding Allied Holdings Personal Data, IBM will reasonably cooperate with Allied Holdings in providing such information. Allied Holdings will reimburse IBM for its reasonable charges for such assistance.

         2. Upon IBM's or Allied Holdings' reasonable written request, Allied Holdings or IBM will provide the other with such information that it has regarding Allied Holdings Personal Data and its processing that is necessary to enable the requester to comply with its obligations under this Section and the applicable data protection laws.

         3. Nothing in this Section requires IBM to provide Allied Holdings access to IBM's, its Affiliates', or any of their Subcontractors' premises or systems or to information relating to IBM's, its Affiliates', or their Subcontractors' other customers.

13.4     ENVIRONMENTAL

a. Allied Holdings will ensure that the Facilities provide a safe working environment, including complying with any applicable laws.

13.5     FACILITIES

a.       Allied Holdings will provide IBM at no charge with:

         1. the use of space, equipment, and support at the Facilities reasonably necessary for the performance of the Services. This includes all heat, light, power, air conditioning, uninterruptible power supply and other similar utilities, reasonable office space, furniture, secure storage space and equipment staging facilities, office supplies, telephone service, office support services (including security and janitorial), coordination of Facility access security requirements, and administrative support to be used by IBM in support of the Services. Allied Holdings will provide IBM with full and safe access to such Facilities, subject to Section
                  4.4 (a) (Personnel, facility rules) of this Agreement; and

         2. the same or similar access to Allied Holdings' workplace services, such as parking and cafeteria facilities, if any, as Allied Holdings provides to its employees and Subcontractors.

b. Allied Holdings reserves the right to relocate the Facilities upon at least ninety (90) days notice to IBM.

c. If Allied Holdings relocates a Facility, or the portion of a Facility used by IBM to provide the Services, Allied Holdings will:

         1. provide IBM with space and support in the new location that is comparable to the space and support provided in the previous location;

         2. reimburse IBM for any one time or additional ongoing expenses incurred as a result of the relocation; and

         3. if the relocation impacts IBM's ability to meet the Service Levels, relieve IBM from the affected Service Levels until the relocation is complete and the Service Levels are appropriately adjusted.

d. IBM's use of the Facilities does not constitute or create a leasehold interest.

13.6     FORCE MAJEURE

a. IBM and Allied Holdings will not be liable for any default or delay in the performance of their respective obligations, to the extent that such default or delay:

         1. is caused, directly or indirectly, by an event beyond the reasonable control of IBM or Allied Holdings, whichever is the entity unable to perform (the NONPERFORMING PARTY), such as fire, flood, earthquake, elements of nature, acts of war, terrorism, riots, civil disorders, rebellions or revolutions, strikes, lockouts or labor difficulties; and

         2. could not have been prevented by commercially reasonable precautions, alternative sources, workaround plans, or other means. Such default or delay ((1) and (2), collectively) is a FORCE MAJEURE EVENT.

b. The Nonperforming Party will be excused from any further performance of the obligations affected by such Force Majeure Event for as long as such Force Majeure Event continues and the Nonperforming Party continues to use commercially reasonable efforts to recommence performance. The Nonperforming Party will immediately notify the other under this Agreement by telephone (to be confirmed in writing within five days of the inception of such default or delay) and describe at a reasonable level of detail the circumstances causing such Force Majeure Event. If a Force Majeure Event substantially prevents, hinders, or delays IBM's performance of the Services necessary for the operation of Allied Holdings' Critical Functions, if any, for more than 4 consecutive days, then Allied Holdings may either:

         1. procure such Services from an alternate provider until IBM is able to provide the Services. Subject to Section 13.6 (d) (Force Majeure, charges) below, IBM will reimburse Allied Holdings for any reasonable payments to such alternate provider for such Services, for the lesser of 180 days or the remainder of the Term; or

         2. terminate this Agreement by providing IBM with a written notice of termination and paying IBM for any unrecovered start-up costs, and any reasonable out-of-pocket expenses associated with ramp-down costs.

c. This Section does not affect IBM's obligation to provide disaster recovery Services, if any, to the extent set forth in Schedule A (Services, Disaster Recovery Services), provided that such Force Majeure Event does not also prevent IBM from providing such disaster recovery Services.

d. During the Force Majeure Event, Allied Holdings will continue to pay IBM's charges for the Services.

13.7     FREEDOM OF ACTION

a. IBM may enter into similar agreements with others and develop and provide hardware, software or services that are similar to or competitive with the hardware, software, and Services provided under this Agreement, except to the extent that such hardware, software or services infringe Allied Holdings' or its Affiliates patent rights, copyrights or other intellectual property rights under applicable law.

b. IBM personnel providing Services to Allied Holdings under this Agreement may perform similar services for others and this Agreement will not prevent IBM from using the personnel and equipment provided to Allied Holdings under this Agreement for such purposes; provided, however, that IBM agrees that selected Hired Employees will continue to be used in the performance of the Services for a period of six months following the Effective Date, unless such employee:

         1.       resigns from employment;

         2.       is dismissed by his employer;


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         3.       fails, in the employer's absolute discretion, to perform his obligations; or

         4.       is unable to work.

13.8     GEOGRAPHIC SCOPE OF SERVICES

IBM is providing the Services under this Agreement in the United States.

13.9     GOVERNING LAW AND JURISDICTION

a. The laws of the State of Georgia will govern, construe, and enforce all of the rights, duties, and obligations arising under, or relating in any manner to, the subject matter of this Agreement, notwithstanding any conflicts of law principles.

b. Any proceeding regarding the rights, duties, and obligations arising under, or relating in any manner to, the subject matter of this Agreement will be brought in the United States District Court for the Northern District of Georgia, if jurisdiction cannot be maintained, in the Georgia state courts located in Atlanta, Georgia. IBM and Allied Holdings waive any objections to such jurisdiction, including venue and inconvenient forum.

c. Nothing in this Agreement affects any statutory rights that cannot be waived or limited by contract under applicable law.

13.10    INTERPRETATION

This Agreement will be interpreted according to the following rules of construction:

a. the headings and parenthetical descriptions in references to the Sections and subsections, Attachments, and table of contents are not to be considered in the construction or interpretation of any provision;

b. references to a Section (such as "Section 13.1 (Assignment and Binding Nature)") and to "this Section" mean the entire Section (for example,
         Section 13.1) including all of its subsections; and

c. IBM and Allied Holdings drafted and negotiated this Agreement jointly, and this Agreement will be construed neither against nor in favor of either, but rather in accordance with its fair meaning.

13.11    JOINT VERIFICATION

During the six months after the Effective Date (the JOINT VERIFICATION PERIOD), Allied Holdings and IBM reserve the right to inventory and validate any information that is reflected in or omitted from this Agreement. If, during such Joint Verification Period, Allied Holdings or IBM discovers inaccuracies in the information contained in this Agreement or inaccuracies because of an omission from this Agreement, IBM and Allied Holdings will amend this Agreement to provide for an equitable adjustment to the charges, Baselines and other terms of this Agreement affected by such inaccuracies. If Allied Holdings or IBM disputes the inaccuracy or the equitable adjustment, Allied Holdings and IBM will submit the matter to the Dispute Resolution Process. If the adjustment will result in an increase to the Annual Services Charge of an amount equal to or greater than twenty (20) percent, and the Dispute Resolution Process has not produced a mutually agreeable resolution, Allied Holdings will have 30 days to exercise the right to terminate this agreement upon satisfaction of :

         1.       reimbursement to IBM of IBM's start-up costs;

         2.       written notice to IBM.

13.12    LIMITATIONS PERIOD

Neither IBM nor Allied Holdings may bring a legal action, more than two years after the cause of action arose or the date the Nonbreaching Party learned of the cause of action (whichever is later), unless otherwise provided by applicable law without the possibility of contractual waiver or limitation.


13.13    MODIFICATIONS

a. Modifications to this Agreement may be made only by a written amendment signed by IBM and Allied Holdings.

b.       Modifications in any other form are void.

c. Any terms on any order or written notification that are not signed by IBM and Allied Holdings are void.

13.14    NOTIFICATIONS AND APPROVALS

a. When IBM's performance of the Services requires or is contingent upon Allied Holdings' performance of an obligation (including providing approval or notification or taking a recommended corrective action) under this Agreement, IBM will provide notice to Allied Holdings of Allied Holdings' nonperformance of such obligation. If Allied Holdings delays or withholds its performance beyond the agreed time period (or beyond thirty days, if a time period is not specified), IBM will be relieved of its obligation to perform such Services entirely or, if it is reasonable for IBM to perform once Allied Holdings performs, until a reasonable period following Allied Holdings' performance of its responsibility. Allied Holdings will pay IBM for any additional expenses incurred as a result of Allied Holdings' delay or nonperformance.


b. IBM and Allied Holdings may communicate with each other by electronic means. Such communication is acceptable as a signed writing to the extent permissible under applicable law. An identification code (called a user ID) contained in an electronic document will be deemed sufficient to verify the sender's identity and the document's authenticity.

c. Unless specified otherwise in this Agreement, when IBM or Allied Holdings is required to provide notice to the other, such notice will be deemed given upon the earlier of:

         1.       the day of receipt, if delivered in person or electronically;

         2. one business day after being given to an express courier with a reliable system for tracking delivery; or

         3. three business days after the date of mailing, when using local postal services, registered or certified mail, return receipt requested, postage prepaid.

d. IBM and Allied Holdings will provide notifications under this Agreement to the following:

         1.       For termination, breach or default:

If to IBM:
                            Vice President, Travel and Transportation Industry IBM Global Services
                            James H. Keegan
                            3200 Windy Hill Road
                            Atlanta, Georgia 30339

                            Telephone:  770 835-6926
                            Facsimile: 770 835-8981

With a copy to:
                            IBM Project Executive
                            Arnie Lundberg
                            1505 Windward Concourse
                            Alpharetta, GA  30005

                            Telephone: 770 663-9212
                            Facsimile: 770 663-9448
                            and
                            General Counsel, IBM Global Services
                            Route 100
                            Somers, New York 10589

                            Telephone:  914-766-4165
                            Facsimile:  914-766-8444
If to Allied Holdings:

                            Sr. Vice President Information Technology
                            John Goslin
                            160 Clairemont Ave, Suite 300
                            Decatur, GA 30030

                            Telephone: 404 687-5706
                            Facsimile: 404 370-4312
With a copy to:
                            Allied Holdings Project Executive
                            Assistant Vice President Information Technology Joe Pritchett
                            160 Clairemont Ave, Suite 300
                            Decatur, GA 30030

                            Telephone: 404 687-5709
                            Facsimile 404 370-4312
                            and
                            Vice President Corporate Affairs and General Counsel Tommy Duffy
                            160 Clairemont Ave, Suite 300
                            Decatur, GA 30030

                            Telephone: 404 370-4225
                            Facsimile: 404 370-4312

         2.       For all other notices:

If to IBM:
                            IBM Project Executive
                            Arnie Lundberg
                            1505 Windward Concourse
                            Alpharetta, GA  30005

                            Telephone: 770 663-9212
                            Facsimile: 770 663-9448

If to Allied Holdings:
                            Allied Holdings Project Executive
                            Assistant Vice President Information Technology Joe Pritchett
                            160 Clairemont Ave, Suite 300
                            Decatur, GA 30030

                            Telephone: 404 687-5709
                            Facsimile 404 370-4312

e. IBM or Allied Holdings may change its address, phone and facsimile numbers for notification purposes by giving the other prior written notice of the new information and its effective date.

13.15    PUBLICITY

a. IBM and Allied Holdings will obtain the other's prior written consent before publicly using any advertising, written sales promotion, press releases, or other publicity matters relating to this Agreement or in which the other's name is used or may reasonably be inferred.

b. Upon written approval of the other Party, IBM and Allied Holdings may include the other's name, and a factual description of the work performed under this Agreement:

         1.       on employee bulletin boards;

         2.       in its list of references;

         3.       in the experience section of proposals;

         4.       in internal business planning documents;

         5.       in its annual report to stockholders; and

         6. whenever necessary to comply with generally accepted accounting principles or applicable laws.

13.16    RELATIONSHIP

This Agreement will not be construed as:

a.       constituting Allied Holdings to be a partner of IBM;

b. creating any form of legal association between Allied Holdings and IBM that would impose liability upon one for the act or failure to act of the other, or any form of a fiduciary relationship or duty between IBM and Allied Holdings; or

c. granting Allied Holdings or IBM the right, power, or authority (express or implied) to create any duty or obligation for the other.

13.17    REMARKETING

Allied Holdings may not remarket all or any portion of the Services, or make all or any portion of the Services available to any entity, other than to the Services Recipients.

13.18    RISK OF LOSS

Allied Holdings is responsible for risk of loss of and damage to equipment owned, leased, or rented by IBM that is located on Allied Holdings' premises and any loss of and damage to software owned by or licensed to IBM that is in Allied Holdings' possession at the time of such loss or damage. IBM is responsible for risk of loss of and damage to equipment owned, leased, or rented by Allied Holdings that is located on IBM's premises and any loss of and damage to software owned by or licensed to Allied Holdings that is in IBM's possession at the time of such loss or damage.


13.19    SERVICES RECIPIENTS

a. IBM will provide Services to Services Recipients, subject to the terms of this Section.

b. Allied Holdings will inform the Services Recipients to direct all communications regarding this Agreement through and to Allied Holdings, and not through or to IBM, except as set forth in the Procedures Manual or as otherwise mutually agreed.

c. Allied Holdings is fully responsible for the performance of Allied Holdings' obligations under this Agreement with respect to the Services provided to such Services Recipients.

d. Nothing in this Section relieves Allied Holdings of its obligations or expands IBM's obligations under this Agreement.

13.20    SEVERABILITY

If any provision of this Agreement is held to be invalid, illegal, or unenforceable, the remaining provisions of this Agreement will not in any way be affected or impaired, and the invalid, illegal, or unenforceable provision will be restated to reflect the original intentions of Allied Holdings and IBM under this Agreement as nearly as possible in accordance with applicable laws.

13.21    SURVIVAL

Any terms of this Agreement that by their nature extend beyond its expiration or termination remain in effect until fulfilled, including Confidential Information, governing law and jurisdiction, indemnification, intellectual property rights, limitation of liability, limitations period, charges, credits and payments, survival, third party beneficiaries, and warranty.

13.22    THIRD PARTY BENEFICIARIES

This Agreement does not create any benefits, rights, claims, obligations, or causes of action in, to, or on behalf of, any person or entity (including Affiliates, Services Recipients, Third Parties, or Subcontractors) other than to Allied Holdings and IBM under this Agreement, except as set forth in Section
10.0 (Indemnification) and Section 11.0 (Limitation of Liability) of this Agreement.

13.23    WAIVER

The exercise or waiver, in whole or in part, of any right, remedy, or duty provided for in this Agreement will not constitute the waiver of any prior, concurrent or subsequent right, remedy, or duty within this Agreement.



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